Exhibit 10.1





                         EXECUTIVE EMPLOYMENT AGREEMENT

                  AGREEMENT, made and entered into as of the 15th day of August, 2005, by and between THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the "Company"), and Eric Claus (the "Employee").

                         W I T N E S S E T H

                  WHEREAS, the Company and the Employee (the "Parties") have agreed to enter into this agreement (the "Agreement) relating to the employment of the Employee by the Company;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment; Prior Employment Agreement Superseded.

(a) The Company agrees to employ the Employee, and the Employee agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement, for the period set forth below (the "Employment Period").

(b) The Employment Period under this Agreement shall commence as of August 15, 2005 and, subject only to the provisions of Sections 7, 8 and 9 below relating to termination of employment, shall continue until the close of business on August 14, 2008 or, if the Employment Period is extended pursuant to subsection
(c) of this Section 1, the close of business on the Extended Termination Date (as defined in subsection c of this Section 1).

(c) On August 14, 2008 and on each Extended Termination Date (as hereinafter defined), the Employment Period will automatically be extended for an additional 12-month period so as to end on the succeeding August 14 (an "Extended Termination Date") unless either Party gives written notice to the other Party at least 6 months in advance of the date on which the Employment Period would otherwise end that the Employment Period not be extended. If the Employment Period terminates by reason of the non-extension of the Employment Period by the Company, the termination of the Employee's employment at the end of the Employment Period shall be treated as a termination of the Employee's employment pursuant to Section 7.1 (entitling the Employee to the benefits described in Section 10 or Section 11, whichever is applicable), unless the requirements for a termination pursuant to Section 7.2, 7.3 or 7.4 are satisfied (in which case, the Employee's entitlement to benefits will be governed by the applicable section). If the Employment Period terminates by reason of the non-extension of the Employment Period by the Employee or by reason of the non-extension of the Employment Period by both the Employee and the Company, the termination of the Employee's employment at the end of the Employment Period shall be treated as a termination of employment by the Employee pursuant to Section 8(b) (in which case, the Employee's entitlement to benefits will be governed by Section 8(b)), unless the requirements for a termination pursuant to Section 8(a) are satisfied (entitling the Employee to the benefits described in Section 10 or Section 11, whichever is applicable).

(d) This Agreement supersedes the Executive Employment Agreement dated November 11, 2002 between the Employee and The Great Atlantic & Pacific Tea Company of Canada Limited, and the Employee shall have no further right to any compensation or benefits under that agreement.

2. Duties.

                  It is the intention of the Parties that during the term of his employment under this Agreement, the Employee will serve as Chief Executive Officer and President of the Company. The Employee will devote his full business time and attention to the affairs of the Company and his duties as its Chief Executive Officer and President. The Employee will have such duties as are appropriate to his position as Chief Executive Officer and President of the Company, and will have such authority as required to enable him to perform these duties. Consistent with the foregoing, the Employee shall comply with all reasonable instructions of the Executive Chairman of the Company. The Employee will be based at the headquarters of the Company, which are currently located at Montvale, New Jersey, and his services will be rendered there except insofar as travel may be involved in connection with his regular duties. The Employee will report directly to the Executive Chairman of the Company.

3. Salary and Bonus.

3.1 Salary. The Company will pay the Employee a base salary at an initial annual rate of not less than $550,000, which base salary as in effect from time to time will not be reduced and will be reviewed periodically (at intervals of not more than twelve (12) months) by the Governance Committee (the "Governance Committee") of the Board of Directors of the Company (the "Board") for the purpose of considering increases thereof. In evaluating increases in the Employee's base salary, the Governance Committee will take into account such factors as corporate performance, individual merit, and such other considerations as it deems appropriate. The Employee's base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

3.2 Incentive Compensation. The Employee will be eligible to receive annually or otherwise any incentive compensation awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Governance Committee or such other authorized committee of the Board determines to award or grant. For each fiscal year of the Company falling in whole or in part during the Employment Period, the Employee's target annual incentive compensation opportunity will be no less than 100% of his base salary for the portion of the Employment Period falling within that fiscal year and the Employee's maximum annual incentive compensation opportunity will be no less than 200% of his base salary for the portion of the Employment Period falling within that fiscal year.

3.3 Signing Bonus. The Company shall pay the Employee a signing bonus of $800,000 within 30 days after the execution of this Agreement by the Company and the Employee.

4. Benefit Programs.

4.1 Other Benefits. The Employee will receive such benefits and awards, including without limitation stock options and restricted share awards, as the Governance Committee shall determine and will be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization and surgical and major medical coverages, sick leave, salary continuation arrangements, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company. The Employee shall be entitled to continue to participate in the Company's Supplemental Executive Retirement Plan (SERP), and his service with The Great Atlantic & Pacific Tea Company of Canada Limited shall be fully recognized under the SERP on the same basis as if it were service with the Company.

4.2 Grant of Performance Restricted Stock Units. Effective as of August 15, 2005, the Company will grant to the Employee 150,000 performance restricted stock units pursuant to the Company's 2005 Turnaround Incentive Compensation Plan. The terms and conditions of such performance restricted stock units will be substantially the same as the terms and conditions of performance restricted stock units granted by the Company to other senior executives of the Company in 2005.

4.3      Legal Expenses.
                  The Company agrees to reimburse the Employee for his reasonable legal expenses incurred in the negotiation of this Agreement.

5.       Business Expenses.

                  The Employee will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the business of the Company, provided he properly accounts therefor in accordance with the Company's policies.

6. Office and Services Furnished.

                  The Company shall furnish the Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to the Employee's position and adequate for the performance of his duties hereunder.

7. Termination of Employment by the Company.

7.1 Involuntary Termination by the Company Other Than For Permanent and Total Disability, For Performance or For Cause.
The Company may terminate the Employee's employment at any time and for any reason (other than for Permanent and Total Disability as provided in Section 7.2 below, for Performance as provided in Section 7.3 below or for Cause as provided in Section 7.4 below) by giving him a written notice of termination to that effect at least 45 days before the date of termination. In the event the Company terminates the Employee's employment for any reason (other than for Permanent and Total Disability as provided in Section 7.2 below, for Performance as provided in Section 7.3 below or for Cause as provided in Section 7.4 below), the Employee shall be entitled to the benefits described in Section 10 or
Section 11, whichever is applicable.

7.2 Termination Due to Permanent and Total Disability.
If the Employee incurs a Permanent and Total Disability, as defined below, the Company may terminate the Employee's employment by giving him written notice of termination at least 45 days before the date of such termination. In the event of such termination of the Employee's employment because of Permanent and Total Disability, the Employee shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5. For purposes of this Agreement, the Employee shall be considered to have incurred a Permanent and Total Disability if he is unable to substantially carry out his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of the Company shall require and shall be subject to the approval of the Governance Committee, and termination under this section shall be subject to the duty of the Company to make reasonable accommodation of the Employee's disability pursuant to relevant legislation respecting disabilities, discrimination and human rights.

7.3 Termination for Performance.
The Company may terminate the Employee's employment for Performance if the Employee fails to meet satisfactorily the performance goals established for the Employee by the Compensation Committee of the Board in consultation with the Employee. The determination as to whether the Employee has met satisfactorily such performance goals shall be determined by the Board in its sole discretion. The Company shall exercise its right to terminate the Employee's employment for Performance by giving him written notice of termination on or before the date of such termination specifying the performance goal or goals that the Employee failed to meet. In the event of such termination of the Employee's employment for Performance, the Employee shall be entitled to the following:

(a)      The Company shall pay to the Employee his base salary pursuant to
         Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) The Company shall pay to the Employee as a severance benefit for each month during the 12-month period beginning with the month next following the date of termination of the Employee's employment an amount equal to one-twelfth of his annual rate of base salary immediately preceding his termination of employment. Each such monthly benefit shall be paid no later than the last day of the applicable month. In the event that the Employee dies before the end of such 12-month period, the payments for the remainder of such period shall be paid to the Employee's estate.

(d) During the period of 12 months beginning on the date of the Employee's termination of employment, the Employee shall remain covered by the medical plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits. Any medical insurance coverage for such 12-month period pursuant to this subsection (d) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program. The Employee's COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection
         (d).

(e) Any outstanding stock options with respect to the common stock of the Company held by the Employee on the date of termination of the Employee's employment, to the extent then exercisable, shall remain exercisable for a period of three months following such termination of employment (but in no event beyond the expiration date of the applicable option).

7.4 Termination for Cause.
The Company may terminate the Employee's employment for Cause if (i) the Employee willfully, substantially, and continually fails to perform the duties for which he is employed by the Company, (ii) the Employee willfully fails to comply with the reasonable instructions of the Executive Chairman of the Company, (iii) the Employee willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company, (iv) the Employee willfully engages in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company, (v) the Employee is convicted of a felony, (vi) the Employee engages in an act or acts of gross malfeasance in connection with his employment hereunder,
(vii) the Employee commits a material breach of the confidentiality provision set forth in Section 15, or (viii) the Employee exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his job performance hereunder. The Company shall exercise its right to terminate the Employee's employment for Cause by giving him written notice of termination on or before the date of such termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Employee's employment for Cause, the Employee shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owed under the reimbursement policy of Section 5. In the event that the Employee's employment is terminated for Cause pursuant to this Section 7.4, any outstanding stock options with respect to the common stock of the Company held by the Employee on the date of termination of the Employee's employment, to the extent then exercisable, shall remain exercisable for a period of 30 days following such termination of employment (but in no event beyond the expiration date of the applicable option).

8.       Termination of Employment by the Employee.

(a) Good Reason. The Employee may terminate his employment for Good Reason by giving the Company a written notice of termination at least 45 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Employee's termination of his employment for Good Reason, the Employee shall be entitled to the benefits described in Section 10 or Section 11, whichever is applicable. For purposes of this Agreement, Good Reason shall mean (i) a significant reduction in the scope of the Employee's authority, functions, duties or responsibilities from that which is contemplated by this Agreement, (ii) any reduction in the Employee's base salary, or (iii) a significant reduction in the employee benefits provided to the Employee other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company. If an event constituting a ground for termination of employment for Good Reason occurs, and the Employee fails to give notice of termination within 3 months after the occurrence of such event, the Employee shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 3-month period has not expired).

(b) Other. The Employee may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 45 days before the date of termination. In the event of the Employee's termination of his employment pursuant to this subsection (b), the Employee shall be entitled to receive (i) his base salary pursuant to
         Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5.

9. Termination of Employment By Death. In the event of the death of the Employee during the course of his employment hereunder, the Employee's estate shall be entitled to receive (i) his base salary pursuant to
         Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any other benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5. In addition, in the event of such death, the Employee's beneficiaries shall receive any death benefits owed to them under the Company's employee benefit plans.

10. Benefits Upon Termination Without Cause or For Good Reason (No Change of Control). If (a) the Employee's employment with the Company shall terminate (i) because of termination by the Company pursuant to Section
         7.1 other than for Cause, for Performance or because of Permanent and Total Disability, or (ii) because of termination by the Employee for Good Reason pursuant to Section 8(a), and (b) such termination of employment does not occur within 13 months following a "Change of Control" of the Company (as defined in Section 12), the Employee shall be entitled to the following:

(a)      The Company shall pay to the Employee his base salary pursuant to
         Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) The Company shall pay to the Employee as a severance benefit for each month during the 24-month period beginning with the month next following the date of termination of the Employee's employment an amount equal to one-twelfth of the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses awarded under the Company's annual management incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if he was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which he was eligible, and if he was not eligible for such a bonus in any previous year, then 100% of his target annual bonus for the year of termination of his employment), with any deferred bonuses counting for the year earned rather than the year paid. Each such monthly benefit shall be paid no later than the last day of the applicable month. In the event that the Employee dies before the end of such 24-month period, the payments for the remainder of such period shall be made to the Employee's estate.

(d) The Company shall pay to the Employee as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the bonus that the Employee would actually have received under the Company's annual management incentive bonus plan for the calendar year of termination of the Employee's employment if his employment had not terminated (determined on the basis of his actual bonus opportunity and the actual degree of achievement of the applicable performance goals) or, if no bonus opportunity for that year had been established for the Employee at the time of such termination of employment, such portion of the bonus awarded to him under the Company's annual management incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Employee's employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made on or about the date on which bonuses for the applicable year are paid to executives of the Company generally under the Company's annual management incentive bonus plan, and the Employee shall have no right to any further bonuses under said plan.

(e) During the period of 24 months beginning on the date of the Employee's termination of employment, the Employee shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available) . Any medical insurance coverage for such 24-month period pursuant to this subsection (e) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or
         (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program. The Employee's COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection (e).

(f) Any outstanding stock options with respect to the common stock of the Company held by the Employee on the date of termination of the Employee's employment, to the extent then exercisable, shall remain exercisable for a period of twelve months following such termination of employment (but in no event beyond the expiration date of the applicable option).

11. Benefits Upon Termination Without Cause or For Good Reason (Change of Control). If (a) the Employee's employment with the Company shall terminate (i) because of termination by the Company pursuant to Section
         7.1 other than for Cause, for Performance or because of Permanent and Total Disability, (ii) because of termination by the Employee for Good Reason pursuant to Section 8(a), or (iii) for any reason during the 30 days beginning on the first anniversary of a Change of Control, and (b) such termination of employment occurs within 13 months following a "Change of Control" of the Company (as defined in Section 12), the Employee shall be entitled to the following:

(a)      The Company shall pay to the Employee his base salary pursuant to
         Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) The Company shall pay to the Employee as a severance benefit an amount equal to three (3) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses awarded under the Company's annual management incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if he was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which he was eligible, and if he was not eligible for such a bonus in any previous year, then 100% of his target annual bonus for the year of termination of his employment), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 45 days after the date of such termination of employment.

(d) The Company shall pay to the Employee as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the bonus that the Employee would actually have received under the Company's annual management incentive bonus plan for the calendar year of termination of the Employee's employment if his employment had not terminated (determined on the basis of his actual bonus opportunity and the actual degree of achievement of the applicable performance goals) or, if no bonus opportunity for that year had been established for the Employee at the time of such termination of employment, such portion of the bonus awarded to him under the Company's annual management incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Employee's employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made on or about the date on which bonuses for the applicable year are paid to executives of the Company generally under the Company's annual management incentive bonus plan, and the Employee shall have no right to any further bonuses under said plan.

(e) During the period of 36 months beginning on the date of the Employee's termination of employment, the Employee shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available). Any medical insurance coverage for such 36-month period pursuant to this subsection (e) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or
          (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program. The Employee's COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection (e).

(f) Any outstanding stock options with respect to the common stock of the Company held by the Employee on the date of termination of the Employee's employment, to the extent then exercisable, shall remain exercisable for a period of twelve months following such termination of employment (but in no event beyond the expiration date of the applicable option).

12. Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (a) any person or persons acting together which would constitute a "group" for purposes of
         Section 13(d) of the Securities Exchange Act of 1934, as amended (the `Exchange Act") (other than the Company, any subsidiary of the Company, and Tengelmann Warenhandelsgesellschaft KG (a partnership organized under the laws of the Federal Republic of Germany or any successor to such partnership, hereinafter "Tengelmann")) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board and such voting power exceeds the then current voting power of Tengelmann;
         (b) control of Tengelmann is acquired by any person or persons other than family members or entities controlled by family members of Erivan Haub; (c) Current Directors (as hereinafter defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least two-thirds of the Current Directors then on the Board); (d) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (e) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

13.      Entitlement to Other Benefits.

                  Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

14. Non-Competition.

                  The Employee agrees that during the Noncompetition Period (as hereinafter defined), the Employee will not, within any of the geographical areas of the United States or Canada in which the Company is then conducting business (either directly or through franchisees), directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any business similar to any of the types of businesses conducted by the Company to any significant extent during his employment or on the date of termination of his employment, except the Employee may own for investment purposes up to 1% of the capital stock of any company whose stock is publicly traded, and during the Noncompetition Period the Employee will not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company. For purposes of this Agreement, the Noncompetition Period shall be the period beginning on August 15, 2005 and ending on the date which is eighteen months after the termination of the Employee's employment with the Company, except that in the case of a termination entitling the Employee to severance benefits under Section 7.3(c), 10(c) or 11(c) hereof, the Noncompetition Period shall instead end on the date which is
(i) 12 months after such termination of employment if Section 7.3(c) is applicable, (ii) 24 months after such termination of employment if Section 10(c) is applicable, and (iii) 36 months after such termination of employment if
Section 11(c) is applicable.

15. Confidential Information and Trade Secrets.

                  The Employee hereby acknowledges that he will have access to and become acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company. The Employee covenants that he will not, directly or indirectly, disclose or use such information except as is necessary and appropriate in connection with his employment by the Company and that he will otherwise adhere in all respects to the Company's policies against the use or disclosure of such information.

16. Arbitration; Injunctive Relief.

                  Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that the Employee substantially prevails, the Company agrees promptly to reimburse the Employee for all expenses (including costs and fees of witnesses, evidence and attorney's fees and expenses) reasonably incurred by him in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof. The parties acknowledge and agree that a breach of Employee's obligations under Sections 14 or 15 could cause irreparable harm to the Company for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement of the parties to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of the Employee's obligations under Sections 14 and 15.

17.      Indemnification.

                  The Company shall indemnify and hold the Employee harmless to the fullest extent legally permissible under the laws of the State of Maryland, against any and all expenses, liabilities and losses (including attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him by reason of any claim or cause of action asserted against him because of his service at any time as a director or officer of the Company. The Company shall advance to the Employee the amount of his expenses incurred in connection with any proceeding relating to such service to the fullest extent legally permissible under the laws of the State of Maryland. Notwithstanding the foregoing, the Company's obligations pursuant to this Section 17 shall not apply in the case of any claim or cause of action by or in the right of the Company or any subsidiary thereof.

18.      Liability Insurance.

                  To the extent that the Company maintains a directors and officers liability insurance policy in effect, the Company will take all steps necessary to ensure that the Employee is covered under such policy for his service as a director or officer of the Company or any subsidiary of the Company with respect to claims made at any time with respect to such service.

19.     Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the accelerated exercisability of any stock option), to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 19) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any Excise Tax, income tax or employment tax and taking into account any lost or reduced tax deductions on account of such Gross-Up Payment) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount from the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 19(c), all determinations required to be made under this Section 19, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by the accounting firm selected by the Company to audit the Company's financial statements (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination of the Employee's employment, if applicable, within 15 days after receipt of written notice from the Employee that there has been a Payment, or at such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Employee shall be made on the basis of substantial authority. The initial Gross-Up Payment, if any, as determined pursuant to this Section 19(b), shall be paid to the Employee within five business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 19(b) shall be binding upon the Company and the Employee; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments is referred to herein as the "Gross-Up Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 19(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Employee receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Employee,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (taking into account any lost or reduced tax deductions on account of such payments), including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 19(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (taking into account any lost or reduced tax deductions on account of such advance), including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled, in his sole discretion, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 19(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 19(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 19(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Employee to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of/ Gross-Up Payment required to be paid.

20. No Duty to Seek Employment. The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment.

21. Deductions and Withholding.

                  All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

22. Modifications to Comply with IRC Section 409A.

                  If any payments under this Agreement would not comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended, and the regulations and Internal Revenue Service guidance thereunder, the Parties hereto agree to use their best efforts to modify the terms of such payments in a manner mutually agreeable to both Parties so that such requirements are satisfied and so that the Employee receives the same economic benefit as before any such modification is made or should have been made.

23. Governing Law.

                  The validity, interpretation and performance of this Agreement will be governed by the laws of the State of New Jersey without regard to the conflict of law provisions.

24. Notice.

                  Any written notice required to be given by one Party to the other Party hereunder will be deemed effected if mailed by registered mail:


        To the Company at:             The Great Atlantic & Pacific Tea Company
                                       2 Paragon Drive
                                       Montvale, New Jersey  07645
                                       Attention:  General Counsel

or such other address as may be stated in a notice given as hereinbefore provided

             To the Employee at such address as may be stated in a notice given to the Company as hereinabove provided.

25.      Severability.

                  If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

26. Successors and Assigns.

                  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns. To the extent the Company's obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the "Company" for purposes of this Agreement. Other than as contemplated by this Agreement, the Employee may not assign his rights or duties under this Agreement.

27.      Continuing Effect.

                  Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of the Parties, including the obligations referred to in Sections 10, 11, 14, 15, 16, 17, 19 and 22, hereof, will survive any termination or expiration of the term of this Agreement.

28.      Entire Agreement.

                  This Agreement constitutes the entire agreement between the Parties and supersedes any and all other agreements and understandings between the Parties in respect of the matters addressed in this Agreement.

29. Amendment and Waiver.

                  No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment, waiver or consent was given.

30.      Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

                                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


                                By: /s/Eric Claus

                                Name:  Eric Claus
                                Title:  Chief Executive Officer and President